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                                                                   EXHIBIT 4.13
                                      HAWK
                                     [LOGO]


November 1, 1996



Mr. Norman C. Harbert
         and Mr. Ronald E. Weinberg
c/o Hawk Corporation
200 Public Square, Suite 29-2500
Cleveland, Ohio  44114-2301

Byron S. Krantz, Esq.
c/o Kohrman Jackson & Krantz P.L.L.
One Cleveland Center, 20th Floor
Cleveland, Ohio  44114

Mr. Dan T. Moore, III
c/o Dan T. Moore Company
127 Public Square, Suite 3010
Cleveland, Ohio  44114


         Re: AMENDMENT OF STOCKHOLDER'S AGREEMENT


Gentlemen:

         This letter will amend that certain Stockholder's Agreement, dated as of June 6, 1991, by and among Hawk Holding Corp., a Delaware corporation f.k.a. Hawk Corporation ("Hawk Holding"), Norman C. Harbert, Ronald E. Weinberg and Dan
T. Moore (the "Agreement"), effective upon the closing of the private placement of 10 1/4% Senior Notes due 2003 by Hawk Corporation, a Delaware corporation f.k.a. The Hawk Group of Companies, Inc. ("Hawk"), in order to facilitate the proposed merger of Hawk Holding with and into Hawk (the "Hawk Merger") pursuant to which Hawk will assume the obligations of Hawk Holding under the Agreement. Unless otherwise provided herein or the context requires otherwise, capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement.

         1. Notwithstanding the preamble and first three recitals of the Agreement, all references in the Agreement to "Stock" owned by Stockholder shall refer to any shares of Class A Common Stock, par value $0.01 per share, of Hawk Corporation, a Delaware corporation f.k.a. The Hawk Group of Companies, Inc., now or hereafter owned by Stockholder, and (ii) unless the context requires otherwise, all references to "Hawk" or "The Hawk Group of Companies" in the Agreement shall refer to Hawk Corporation, a Delaware corporation f.k.a. The Hawk Group of Companies, Inc. Following the Hawk Merger, Stockholder will be the legal and beneficial owner of 3,161 shares of Stock.



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Mr. Norman C. Harbert
Mr. Ronald E. Weinberg
Mr. Dan T. Moore, III
November 1, 1996
Page 2
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         2. The following subsection (F) is hereby added to Paragraph 5 of the
Agreement:

                  "F. Notwithstanding anything contained in this Paragraph 5 to the contrary, Hawk shall not be obligated to purchase all of the Put Shares or obligated to pay the Put Purchase Price in respect of a Put Notice, if, at any time:

                           (i) payment of the Put Purchase Price at such time would result in a breach of, or default or event of default in respect of, Hawk's revolving credit facility with BT Commercial Corporation, subordinated debt in favor of Connecticut General Life Insurance Company and CIGNA Mezzanine Partners III, L.P., 10 1/4% Senior Notes due 2003 or any indebtedness incurred in substitution or replacement of any of the foregoing indebtedness without the advance written consent of the holders of such indebtedness, the consent of which would be necessary to waive such breach, default or event of default; or

                           (ii) payment of the Put Purchase Price is, at such time, prohibited by applicable law or Hawk's Certificate of Incorporation, as restated and/or amended from time to time;

         provided, however, that if such breach, event of default, default or violation would not result from the purchase of any number of Put Shares which is less than the total number of Put Shares that Hawk is obligated to purchase pursuant to a Put Notice, then the Company shall purchase the maximum number of Put Shares that it may so purchase; and provided further, however, that the Principal Stockholders shall in such event purchase the number of Put Shares that Hawk is not so obligated to purchase, or pay such portion of the Put Purchase Price as Hawk is not obligated to pay, in accordance with the provisions of Paragraph 5(E) above."

         3. Paragraph 5(C) of the Agreement is hereby amended and restated in its entirety as follows:

                  "C. The per share purchase price to be paid by Hawk for each of the Put Shares ("Put Purchase Price") shall be an amount equal to
         (i) the "Hawk Purchase Price" (as hereinafter defined), multiplied by
         (ii) the result obtained by dividing (a) the number of shares of Stock then owned by Stockholder by (b) the total number of shares of Stock then outstanding on a fully diluted basis, including shares issuable upon the exercise of all outstanding warrants to purchase Stock. The "Aggregate Purchase Price" shall be an amount equal to the product obtained by multiplying the Put Purchase Price by the amount of Put Shares being sold.

                  The "Hawk Purchase Price" shall be an amount (as of the most recently completed twelve-month period ended December 31) equal to the difference between


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Mr. Norman C. Harbert
Mr. Ronald E. Weinberg
Mr. Dan T. Moore, III
November 1, 1996
Page 3
------------------------

         (i) the product obtained by multiplying eight and one-half (8.5) by the "EBDIT" of Hawk (earnings before depreciation and amortization, interest and income taxes), and (ii) the sum of debt, preferred stock and accrued preferred stock dividends reduced by warrant exercise proceeds and cash."

         Please acknowledge the foregoing by signing the enclosed copy of this letter below and returning it to me in the enclosed envelope as soon as possible.


                                             Very truly yours,

                                             HAWK HOLDING CORP.


                                             By:  /s/ Byron S. Krantz
                                                --------------------------------
                                                      Byron S. Krantz, Secretary


Enclosure


ACKNOWLEDGED AND AGREED:


 /s/ Norman C. Harbert
---------------------------------
Norman C. Harbert


 /s/ Ronald E. Weinberg
---------------------------------
Ronald E. Weinberg


 /s/ Byron S. Krantz
---------------------------------
Byron S. Krantz


 /s/ Dan T. Moore, III
---------------------------------
Dan T. Moore, III